Exhibit 99.1 Sealed Air Corporation 8215 Forest Point Blvd. Charlotte, NC 28273

For release: April 30, 2015

SEALED AIR REPORTS FIRST QUARTER 2015 RESULTS

•	Increased Q1 2015 Adjusted EBITDA by 13.4% to $284 Million or 16.3% of Net Sales

•	Q1 2015 Adjusted EPS of $0.54 Increased 64%; Reported EPS of $0.46

CHARLOTTE, N.C., Thursday, April 30, 2015 – Sealed Air Corporation (NYSE: SEE) today announced financial results for first quarter 2015.  Commenting on these results, Jerome A. Peribere, President and Chief Executive Officer, said, “Our first quarter 2015 performance was a strong start to the year despite currency headwinds.  Net Sales of $1.7 billion were up 3.5% on a constant dollar basis as compared to last year with positive sales across all divisions and regions.  Adjusted EBITDA increased more than 13% compared to last year with Adjusted EBITDA margins expanding 260 basis points to 16.3% as a result of favorable price/mix and cost spread and our ongoing commitment to operational excellence.  For the remainder of the year, we will continue to stay disciplined on our value-added selling approach and focused on earnings quality improvement initiatives, both of which are expected to contribute to organic sales growth and margin expansion.”

Unless otherwise stated, all results compare first quarter 2015 results to first quarter 2014 results.  Year-over-year net sales discussions present both reported and constant dollar performance.  Constant dollar sales performance excludes the impact of currency translation.  Additionally, non-U.S. GAAP adjusted financial measures, such as Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), Adjusted Net Earnings, Adjusted Diluted Earnings Per Share (“Adjusted EPS”) and Core Tax Rate, exclude the impact of special items, such as restructuring charges, cash-settled stock appreciation rights (“SARs”) granted as part of the Diversey acquisition and certain other one-time items.  Please refer to the financial statements included with this press release for a reconciliation of Non-U.S. GAAP to U.S. GAAP financial measures.

Business and Financial Highlights

•

Food Care net sales of $880 million in the first quarter decreased 2.7% as reported, and increased 5.8% on a constant dollar basis.  Currency had a negative impact on Food Care net sales of 8.5%, or $77 million, in the first quarter 2015.  Strength across all regions contributed to favorable product price/mix of 3.8% and an increase in volume of 2.0%.  Food Care’s Adjusted EBITDA of $191 million or 21.7% of net sales increased 19.8% compared to last year.  These results were attributable to favorable mix and price/cost spread, positive volume trends as well as cost synergies, partially offset by unfavorable currency translation and higher Selling, General & Administrative (“SG&A”) costs.

•

Diversey Care net sales of $468 million in the first quarter decreased 7.4% as reported, and increased 1.5% on a constant dollar basis.  Currency had a negative impact on Diversey Care net sales of 8.9%, or $45 million, in the quarter.  Favorable price/mix was 1.7% on essentially flat volumes.  Positive volume trends in North America and Asia, Middle East and Africa (“AMAT”) were offset by a slight decline in Europe and mid-single digit declines in Latin America.  Diversey Care reported Adjusted EBITDA of $41 million or 8.8% of net sales.  The division’s performance was in line with first quarter 2014 and was attributable to cost synergies, which were more than offset by unfavorable currency translation and higher SG&A costs.

•

Product Care net sales of $377 million in the first quarter decreased 4.2% as reported, and increased approximately 1.1% on a constant dollar basis.  Currency had a negative impact on Product Care net sales of 5.3%, or $21 million.  Favorable product price/mix of 3.4% in the quarter was partially offset by a volume decline of 2.3%.  Volume trends in the quarter were negatively impacted by rationalization efforts, particularly in Europe and Latin America.  Adjusted EBITDA of $76 million or 20.0% of net sales increased 9.4% compared to first quarter 2014.  The division’s performance in the quarter was attributable to favorable mix and price/cost spread as well as cost synergies, partially offset by unfavorable currency translation, higher SG&A costs and lower volume.

•

In alignment with the Company’s disciplined approach to portfolio management and focus on innovation, Sealed Air recently announced the sale of its North American trays and absorbent pad business and the acquisition of Intellibot Robotics, a U.S. based privately-held company.  The trays and pads business was sold to NOVIPAX, a portfolio company of Atlas Holdings LLC.  This business was included in Sealed Air’s Food Care division and generated net sales of $214 million in 2014 and $52 million in Q1 2015.  Intellibot Robotics, a leading company in the development and commercialization of robotic commercial floor cleaning machines, will be integrated into the Diversey Care division.  This acquisition is not material to Sealed Air’s consolidated financial results.

First Quarter 2015 Summary

First quarter 2015 net sales of $1.7 billion decreased 4.4% on a reported basis and increased 3.5% on a constant dollar basis.  Favorable product price/mix was 3.2% on relatively flat volume.  Currency had a negative impact on net sales of $146 million.  The Company delivered higher sales across all divisions and regions on a constant dollar basis as compared with the first quarter 2014.  Latin America and Japan, Australia and New Zealand (“JANZ”) were the fastest growing regions, increasing sales by 6.6% and 4.6% on a constant dollar basis, respectively.  North America delivered constant dollar net sales growth of 3.1%, Europe increased 3.0% and AMAT was up 2.9%.  Additionally, first quarter 2015 net sales from Developing Regions1, which accounted for 24.9% of net sales, decreased 4.9% on a reported basis and increased 7.5% in constant dollars compared to last year.

First quarter 2015 net earnings on a reported basis were $97.2 million, or $0.46 per diluted share, which included $17.4 million, or $0.08 per diluted share, of special items primarily consisting of restructuring and other associated costs. This compared to first quarter 2014 net earnings on a reported basis of $70.9 million, or $0.33 per diluted share, which included special items of $0.4 million, primarily consisting of foreign currency exchange losses related to Venezuelan subsidiaries and costs associated with previously announced restructuring programs, offset by a gain on the W. R. Grace & Co. Settlement agreement (“Settlement agreement”), which primarily consisted of the release of certain tax and other liabilities.

Adjusted EPS was $0.54 for the first quarter.  This compares to Adjusted EPS of $0.33 in the first quarter 2014.  The core tax rate was 25.2% in the first quarter 2015, compared to 21.1% in the first quarter 2014.  During the first quarter 2015, the Company repurchased approximately 1.4 million shares for approximately $64 million.

Adjusted EBITDA for the first quarter 2015 was $284 million, or 16.3% of net sales, compared to $251 million, or 13.7% of net sales, in first quarter 2014.  The year-over-year increase in the first quarter was primarily attributable to favorable mix and price/cost spread as well as cost synergies, partially offset by unfavorable currency translation and higher SG&A costs.

Cash Flow and Net Debt

Cash flow provided by operating activities in the first three months ending 2015 was $319 million.  In March 2015, the Company received a tax refund of $235 million related to the Settlement agreement payment.  Excluding the tax refund, cash flow provided by operating activities in the first three months ending 2015 was $84 million, which is net of $22 million of restructuring and $4 million of SARs payments.  This compares with cash used by operating activities of $3 million in the first three months ending 2014, which is net of $27 million of restructuring and $14 million of SARs payments and $930 million related to the Settlement agreement.  Capital expenditures were $21 million in the first three months ending 2015 compared to $28 million in the first three months ending 2014.

Free Cash Flow, defined as net cash used in operating activities less capital expenditures, was an inflow of $63 million in the first three months of the year, compared with a use of $31 million in the first three months ending 2014, excluding the Settlement agreement.  The year-over-year improvement was attributable to higher earnings, lower interest payments and working capital management.

Compared to December 31, 2014, the Company’s net debt decreased $279 million to $3.8 billion as of March 31, 2015.  This decrease was primarily a result of an increase in cash reflecting the tax refund related to the Settlement agreement payment and cash generated from operating activities, partially offset by amounts paid for dividends and share repurchases.

Outlook for Full Year 2015, Adjusted for Trays and Absorbent Pads Divestiture and Currency

On February 10, 2015, the Company provided 2015 full year outlook that included approximately $200 million in sales from trays and pads.  The trays and absorbent pads divestiture closed on April 1, 2015, and as a result, the outlook provided below includes one quarter of financial results from this divestiture.

The Company estimates net sales to be approximately $7.1 billion for the full year 2015.  This forecast assumes an unfavorable impact of approximately 9% from foreign currency translation.  Excluding the impact of foreign currency translation and the impact of the trays and pads divestiture, organic net sales are expected to increase approximately 3% on a constant dollar basis.  Adjusted EPS is expected to be in the range of $2.08 to $2.15. Adjusted EPS guidance excludes the impact of special items.  The Company’s core tax rate for 2015 is expected to be approximately 25%.

Adjusted EBITDA is estimated to be in the range of $1.14 billion to $1.16 billion, which reflects the disposition of the trays and absorbent pads business and includes approximately $100 million of unfavorable currency translation.  The Company anticipates capital expenditures of approximately $210 million and cash restructuring payments of approximately $120 million.  Free Cash Flow is expected to be approximately $575 million, excluding the tax refund of approximately $235 million received in March 2015 related to the Settlement agreement payment.

[1]	Developing Regions are Africa, Asia (excluding Japan and South Korea), Central and Eastern Europe, and Latin America.

Conference Call Information

Date:	Thursday, April 30, 2015
Time:	8:30am (ET)
Webcast:	www.sealedair.com in the Investor Relations section
Conference Dial In:	(888) 680-0869 (domestic)
(617) 213-4854 (international)
Participant Code:	75329723

Conference Call Replay Information

Dates:	Thursday, April 30, 2015 starting at 12:30pm (ET) through
Thursday, May 7, 2015 at 11:59pm (ET)
Webcast:	www.sealedair.com in the Investor Relations section
Conference Dial In:	(888) 286-8010 (domestic)
(617) 801-6888 (international)
Participant Code:	15740936

Business

Sealed Air Corporation creates a world that feels, tastes and works better. In 2014, the Company generated revenue of approximately $7.8 billion by helping our customers achieve their sustainability goals in the face of today’s biggest social and environmental challenges. Our portfolio of widely recognized brands, including Cryovac® brand food packaging solutions, Bubble Wrap® brand cushioning and Diversey® cleaning and hygiene solutions, enables a safer and less wasteful food supply chain, protects valuable goods shipped around the world, and improves health through clean environments. Sealed Air has approximately 24,000 employees who serve customers in 175 countries. To learn more, visit www.sealedair.com.

Website Information

We routinely post important information for investors on our website, www.sealedair.com, in the "Investor Relations" section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Non-U.S. GAAP Information

In this press release and supplement, we have included several non-U.S. GAAP financial measures, including Adjusted Net Earnings and EPS, net sales on a "constant dollar" basis, Adjusted Gross Profit, Adjusted Operating Profit, Free Cash Flow and Adjusted EBITDA, as our management believes these measures are useful to investors. We present results and guidance, adjusted to exclude the effects of certain specified items (“special items”) and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance.  In addition, non-U.S. GAAP measures are used by management to review and analyze our operating performance and, along with other data, as internal measures for setting annual budgets and forecasts, assessing financial performance, providing guidance and comparing our financial performance with our peers and may also be used for purposes of determining incentive compensation. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP. Non-U.S. GAAP financial measures that we present may not be comparable with similarly titled measures used by others. Investors are cautioned against placing undue reliance on these non-U.S. GAAP measures. For a reconciliation of these non-U.S. GAAP measures to U.S. GAAP and other important information on our use of non-U.S. GAAP financial measures, see the attached supplementary information entitled “Condensed Consolidated Statements of Cash Flows” (under the section entitled “Non-U.S. GAAP Free Cash Flow”), “Reconciliation of U.S. GAAP Condensed Consolidated Statements of Operations to Non-U.S. GAAP Adjusted Condensed Consolidated Statements of Operations and Non-U.S. GAAP Adjusted EBITDA,” “Segment Information,” and “Components of Change in Net Sales by Segment.”  Information reconciling forward-looking non-U.S. GAAP measures to U.S. GAAP measures is not available without unreasonable effort.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition and results of operations. Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not rely on any of these forward-looking statements. Forward-looking statements can be identified by such words as “anticipates,” “believes,” “plan,” “assumes,” “could,” “should,” “estimates,” “expects,” “intends,” “potential,” “seek,” “predict,” “may,” “will” and similar references to future periods. All statements other than statements of historical facts included in this press release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, expectations regarding the results of restructuring and other programs, anticipated levels of capital expenditures and expectations of the effect on our financial condition of claims, litigation, environmental costs, contingent liabilities and governmental and regulatory investigations and proceedings. The following are important factors that we believe could cause actual results to differ materially from those in our forward-looking statements: the cash tax benefits associated with the Settlement agreement (as defined in our 2014 Annual Report on Form 10-K), global economic and political conditions, changes in our credit ratings, changes in raw material pricing and availability, changes in energy costs, competitive conditions, success of our restructuring activities, currency translation and devaluation effects, the success of our financial growth, profitability, cash generation and manufacturing strategies and our cost reduction and productivity efforts, the effects of animal and food-related health issues, pandemics, consumer preferences, environmental matters, regulatory actions and legal matters, and the other information referenced in the “Risk Factors” section appearing in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement made by us are based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS(1)

(Unaudited)

(In millions, except per share data)

	Three Months Ended
	March 31,
	2015	2014
		Revised(2)
Net sales	$1,746.4	$1,827.7
Cost of sales	1,096.8	1,188.1
Gross profit	649.6	639.6
As a % of total net sales	37.2%	35.0%
Selling, general and administrative expenses	427.1	447.4
As a % of total net sales	24.5%	24.5%
Amortization expense of intangible assets acquired	22.6	31.2
Stock appreciation rights expense(3)	2.9	0.5
Integration related costs	0.7	0.9
Restructuring and other charges	12.7	6.1
Operating profit	183.6	153.5
Interest expense	(58.5)	(78.5)
Foreign currency exchange gain (loss) related to Venezuelan subsidiaries(4)	0.8	(15.0)
Gain from Claims Settlement(5)	—	21.1
Other income (expense), net	5.4	—
Earnings before income tax provision	131.3	81.1
Income tax provision	34.1	10.2
Effective income tax rate	25.9%	12.6%
Net earnings available to common stockholders	$97.2	$70.9
Net earnings per common share(6):
Basic :	$0.46	$0.34
Diluted:	$0.46	0.33
Dividends per common share	$0.13	$0.13
Weighted average number of common shares outstanding:
Basic	208.9	206.7
Diluted	211.7	215.1

(1)

The supplementary information included in this press release for 2015 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)

During the fourth quarter of 2014, we changed the method of valuing our inventories that used the Last In First Out (“LIFO”) method to the First In First Out (“FIFO”) method, so that all of our inventories are now valued at FIFO. We applied this change in accounting principle retrospectively. Accordingly all previously reported financial information has been revised. The impact of the change on net earnings was not material.

(3)

The remaining amount of unvested cash-settled stock appreciation rights (“SARs”) fully vested March 31, 2015. However, we will continue to incur expense related to these SARs until the last expiration date of these awards (March 2021). The amount of related future expense will fluctuate based on exercise and forfeiture activity and changes in the assumptions used in the valuation model, including the price of Sealed Air common stock.

(4)

Based on changes to the Venezuelan currency exchange rate mechanisms, we changed the exchange rate we used to remeasure our Venezuelan subsidiary’s financial statements into U.S. dollars. As a result of the change in our excess cash position in our Venezuelan subsidiaries being remeasured, we recorded a remeasurement gain of $1 million in the three months ended March 31, 2015 and a remeasurement loss $15 million in the three months ended March 31, 2014.

(5)

As previously disclosed in our Quarterly Report on Form 10-Q for the three months ended March 31, 2014, on February 3, 2014 we funded the cash consideration ($930 million) and issued the shares reserved under the Settlement agreement as defined therein. As a result, we recognized a gain on Claims Settlement of $21 million, which primarily consisted of the release of certain tax and other liabilities.

(6)	Net earnings per common share is calculated under two-class method. See our Annual Report on Form 10-K for period ended December 31, 2014 for further details.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

CONDENSED CONSOLIDATED BALANCE SHEETS(1)

(Unaudited)

(In millions)

	March 31,	December 31,
	2015	2014

Assets
Current assets:
Cash and cash equivalents	$536.3	$322.6
Trade receivables, net	975.5	1,002.2
Other receivables	188.7	404.0
Inventories	744.3	695.3
Assets held for sale(2)	47.3	69.3
Other current assets	184.5	227.7
Total current assets	2,676.6	2,721.1
Property and equipment, net	913.7	970.6
Goodwill	2,954.6	2,998.6
Intangible assets, net	837.5	872.2
Other assets, net	471.1	479.2
Total assets	$7,853.5	$8,041.7
Liabilities and stockholders' equity
Current liabilities:
Short-term borrowings	$85.2	$130.4
Current portion of long-term debt	1.3	1.1
Accounts payable	686.8	638.7
Liabilities held for sale (2)	2.4	6.1
Other current liabilities	818.5	954.6
Total current liabilities	1,594.2	1,730.9
Long-term debt, less current portion	4,261.8	4,282.5
Other liabilities	847.8	865.5
Total liabilities	6,703.8	6,878.9
Stockholders' equity	1,149.7	1,162.8
Total liabilities and stockholders' equity	$7,853.5	$8,041.7

CALCULATION OF NET DEBT (1)

	March 31,	December 31,
	2015	2014

Short-term borrowings	$85.2	$130.4
Current portion of long-term debt	1.3	1.1
Long-term debt, less current portion	4,261.8	4,282.5
Total debt	4,348.3	4,414.0
Less: cash and cash equivalents	(536.3)	(322.6)
Net debt	$3,812.0	$4,091.4

(1)

The supplementary information included in this press release for 2015 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)

In January 2015, we completed the sale relating to our building located in Racine, Wisconsin.  As of December 31, 2014, the building and certain related assets were included in assets held for sale.  Accordingly, we transferred $26 million from assets held for sale as of March 31, 2014.  In addition, during the quarter we announced the sale of our Trays and Absorbent Pads business.  As of March 31, 2015 the assets and liabilities met the criteria of held for sale classification. Accordingly, we reclassified $43 million of assets and $2 million of liabilities to held for sale as of March 31, 2015. We also reclassified $42 million of assets and $6 million of liabilities to held for sale as of December 31, 2014.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS(1)

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2015	2014
		Revised(2)
Net earnings available to common stockholders	$97.2	$70.9
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities(3)	100.3	76.7
Changes in:
Trade receivables, net	8.5	(9.1)
Inventories	(83.8)	(90.5)
Accounts payable	75.3	53.4
Income tax receivables, net	(3.2)	(24.5)
Settlement agreement, and related items (4)	235.2	(929.7)
Changes in all other operating assets and liabilities	(110.4)	(79.7)
Cash flow provided by (used in) operating activities	319.1	(932.5)

Capital expenditures for property and equipment	(20.7)	(28.4)
Proceeds from sale of property and equipment	23.9	—
Business acquired in purchase transactions, net of cash and cash equivalents acquired	(8.5)	—
Other investing activities	1.4	1.4
Cash flow used in investing activities	(3.9)	(27.0)

(Payments of) net proceeds from short-term borrowings and long-term debt	(39.3)	403.0
Repurchase of common stock	(69.2)	—
Dividends paid on common stock	(27.4)	(28.4)
Acquisition of common stock for tax withholding obligations under our Omnibus stock plan and 2005 Contingent Stock Plan	(6.2)	(2.6)
Other financing activities	(0.2)	—
Cash flow used in financing activities	(142.3)	372.0

Effect of foreign currency exchange rates on cash and cash equivalents	40.8	8.2

Cash and cash equivalents beginning of period	$322.6	$992.4
Net change in cash and cash equivalents	213.7	(579.3)
Cash and cash equivalents end of period	$536.3	$413.1

Non-U.S. GAAP Free Cash Flow:
Cash flow from operating activities(4)	$319.1	$(932.5)
Capital expenditures for property and equipment	(20.7)	(28.4)
Free Cash Flow(5)	$298.4	$(960.9)
Settlement agreement and related items (4)	(235.2)	929.7
Free Cash Flow excluding Settlement agreement and related accrued interest	$63.2	$(31.2)

Additional Cash Flow Information:
Interest payments, net of amounts capitalized(6)	$58.7	$519.1
Income tax payments	$23.8	$14.7
SARs payments (less amounts included in restructuring payments)	$3.7	$14.2
Restructuring payments (including associated costs)	$22.0	$26.6

(1)

The supplementary information included in this press release for 2015 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)

During the fourth quarter of 2014, we changed the method of valuing our inventories that used the LIFO method to the FIFO method, so that all of our inventories are now valued at FIFO. We applied this change in accounting principle retrospectively. Accordingly all previously reported financial information has been revised. The impact of the change to net earnings was not material.

(3)

2015 primarily consists of depreciation and amortization of $73 million and profit sharing expense of $10 million. 2014 primarily consists of depreciation and amortization of $83 million, and profit sharing expense of $10 million, partially offset by gain on Settlement agreement of $(21) million.

(4)

During the first quarter of 2015, the Company received the tax refund of $235 million related to the Settlement agreement payment. During the first quarter of 2014, we used $930 million of cash to fund the cash portion of the Settlement agreement and related accrued interest. To fund the cash payment, we used $555 million of cash and cash equivalents and utilized borrowings of $260 million from our revolving credit facility and $115 million from our accounts receivable securitization programs.

(5)

Free cash flow does not represent residual cash available for discretionary expenditures, including mandatory debt servicing requirements or non-discretionary expenditures that are not deducted from this measure.

(6)	Interest payments in 2014 include $417 million related to the Settlement agreement.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

RECONCILIATION OF U.S. GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS TO

NON-U.S. GAAP ADJUSTED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

NON-U.S. GAAP ADJUSTED EBITDA(1)

(Unaudited)

(In millions, except per share data)

	Three Months Ended
	March 31,
	2015			2014
	U.S. GAAP As Reported	Less: Special Items(2)	Non-U.S. GAAP Adjusted	U.S. GAAP As Reported	Less: Special Items(2)	Non-U.S. GAAP Adjusted
				Revised(3)		Revised(3)
Net sales	$1,746.4	$—	$1,746.4	$1,827.7	$—	$1,827.7
Cost of sales	1,096.8	(0.9)	1,095.9	1,188.1	(1.1)	1,187.0
Gross profit	649.6	0.9	650.5	639.6	1.1	640.7
As a % of total net sales	37.2%		37.2%	35.0%		35.1%
Selling, general and administrative expenses	427.1	(8.0)	419.1	447.4	(3.5)	443.9
As a % of total net sales	24.5%		24.0%	24.5%		24.3%
Amortization expense of intangible assets acquired	22.6	—	22.6	31.2	—	31.2
Stock appreciation rights expense	2.9	(2.9)	—	0.5	(0.5)	—
Integration related costs	0.7	(0.7)	—	0.9	(0.9)	—
Restructuring and other charges	12.7	(12.7)	—	6.1	(6.1)	—
Operating profit	183.6	25.2	208.8	153.5	12.1	165.6
As a % of total net sales	10.5%		12.0%	8.4%		9.1%
Interest expense	(58.5)	—	(58.5)	(78.5)	—	(78.5)
Foreign currency exchange gain (loss) related to Venezuelan subsidiaries	0.8	(0.8)	—	(15.0)	15.0	—
Gain from Claims Settlement	—	—	—	21.1	(21.1)	—
Other income (expense), net	5.4	(2.5)	2.9	—	2.3	2.3
Earnings before income tax provision	131.3	21.9	153.2	81.1	8.3	89.4
Income tax provision	34.1	4.5	38.6	10.2	8.7	18.9
Effective income tax rate	25.9%		25.2%	12.6%		21.1%
Net earnings available to common stockholders	$97.2	$17.4	$114.6	$70.9	$(0.4)	$70.5
Net earnings per common share(4):
Diluted	$0.46	$0.08	$0.54	$0.33	$(0.00)	$0.33

Weighted average number of common shares outstanding:
Diluted	211.7	211.7	211.7	215.1	215.1	215.1
Non-U.S. GAAP Adjusted EBITDA:
Non-U.S. GAAP Adjusted Operating Profit			$208.8			$165.6
Other income (expense), net			2.9			2.3
Depreciation and amortization(5)			73.1			82.8
Write down of non-strategic assets, included in depreciation and amortization			(0.6)			—
Non-U.S. GAAP Adjusted EBITDA			$284.2			$250.7
As a % of total net sales			16.3%			13.7%

(1)

The supplementary information included in this press release for 2015 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)

Special items consist of certain one-time costs or charges/credits that are included in our U.S. GAAP reported results. These special items include restructuring and other associated costs related to our previously announced Fusion program (“Fusion”), Earnings Quality Improvement Program (“EQIP”) and the Integration and Optimization Program (“IOP”) restructuring programs, foreign currency exchange losses related to Venezuelan subsidiaries, stock appreciation rights (“SARs”) expense, and losses recorded on debt redemption and refinancing activities.

(3)

During the fourth quarter of 2014, we changed the method of valuing our inventories that used the LIFO method to the FIFO method, so that all of our inventories are now valued at FIFO. We applied this change in accounting principle retrospectively. Accordingly all previously reported financial information has been revised. The impact of the change to net earnings to net earnings was not material.

(4)	Net earnings per common share is calculated under two-class method. See our Annual Report on Form 10-K for period ended December 31, 2014 for further details.
(5)	Depreciation and amortization includes:

	Three Months Ended
	March 31,
	2015	2014
Depreciation of property, plant and equipment	$32.2	$37.1
Amortization of intangible assets acquired	22.6	31.2
Amortization of deferred share-based compensation	18.3	14.5
Total	$73.1	$82.8

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

SEGMENT INFORMATION(1)

(Unaudited)

(In millions)

	Three Months Ended
	March 31,		%
	2015	2014	Change

Net Sales:
Food Care	$879.8	$904.3	(2.7)%
As a % of Total Company net sales	50.4%	49.5%
Diversey Care	467.9	505.1	(7.4)%
As a % of Total Company net sales	26.8%	27.6%
Product Care	377.1	393.8	(4.2)%
As a % of Total Company net sales	21.6%	21.5%
Total Reportable Segments Net Sales	1,724.8	1,803.2	(4.3)%
Other	21.6	24.5	(11.8)%
Total Company Net Sales	$1,746.4	$1,827.7	(4.4)%

	Three Months Ended
	March 31,		%
	2015	2014	Change
		Revised(2)
Adjusted EBITDA:
Food Care	$190.5	$159.0	19.8%
Adjusted EBITDA Margin	21.7%	17.6%
Diversey Care	41.0	44.4	(7.7)%
Adjusted EBITDA Margin	8.8%	8.8%
Product Care	75.6	69.1	9.4%
Adjusted EBITDA Margin	20.0%	17.5%
Total Reportable Segments Adjusted EBITDA	307.1	272.5	12.7%
Other	(22.9)	(21.8)	5.0%
Non-U.S. GAAP Total Company Adjusted EBITDA	$284.2	$250.7	13.4%
Adjusted EBITDA Margin	16.3%	13.7%

(1)

As previously announced, effective as of January 1, 2014, the Company changed its segment reporting structure in order to reflect the way management now makes operating decisions and manages the growth and profitability of the business. See our Current Report on Form 8-K filed with the SEC on April 16, 2014 for further details. The supplementary information included in this press release for 2015 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)

During the fourth quarter of 2014, we changed the method of valuing our inventories that used the LIFO method to the FIFO method, so that all of our inventories are now valued at FIFO. We applied this change in accounting principle retrospectively. Accordingly all previously reported financial information has been revised. The impact of the change to net earnings was not material.

SEALED AIR CORPORATION

SEGMENT INFORMATION – CONTINUED

SUPPLEMENTARY INFORMATION(1)

RECONCILIATION OF NON-U.S. GAAP TOTAL COMPANY ADJUSTED EBITDA TO

U.S. GAAP NET EARNINGS FROM CONTINUING OPERATIONS

(Unaudited)

(In millions)

	Three Months Ended
	March 31,
	2015	2014
		Revised(2)
Non-U.S. GAAP Total Company Adjusted EBITDA	$284.2	$250.7
Depreciation and amortization (3)	(73.1)	(82.8)
Special items(4):

Accelerated depreciation of non-strategic assets related to restructuring programs	0.6	—
Restructuring and other charges(5)	(12.7)	(6.1)
Other restructuring associated costs included in cost of sales and selling, general and administrative expenses	(6.4)	(4.6)
Relocation costs included in cost of sales and selling, general and administrative expenses	(2.6)	—
Gain from sale of building in connection with relocation	3.5	—
SARs	(2.9)	(0.5)
Integration related costs	(0.7)	(0.9)
Foreign currency exchange (loss) gains related to Venezuelan subsidiaries	0.8	(15.0)
Gain from Claims Settlement in 2014 and related costs	—	21.1
Other income (expense), net	(0.9)	(2.3)
Interest expense	(58.5)	(78.5)
Income tax (benefit) provision	34.1	10.2
U.S. GAAP net earnings available to common stockholders	$97.2	$70.9

(1)

The supplementary information included in this press release for 2015 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-Q with the Securities and Exchange Commission.

(2)

During the fourth quarter of 2014, we changed the method of valuing our inventories that used the LIFO method to the FIFO method, so that all of our inventories are now valued at FIFO. We applied this change in accounting principle retrospectively. Accordingly all previously reported financial information has been revised. The impact of the change to net earnings was not material.

(3)	Depreciation and amortization by segment is as follows:

	Three Months Ended
	March 31,
	2015	2014

Food Care	$28.5	$32.0
Diversey Care	26.1	32.3
Product Care	10.1	10.6
Total reportable segments	64.7	74.9
Other	8.4	7.9
Total Company depreciation and amortization	$73.1	$82.8

(4)

Includes items we consider unusual or special items. See Note 2 of “Reconciliation of U.S. GAAP Condensed Consolidated Statements of Operations to Non-U.S. GAAP Adjusted Condensed Consolidated Statements of Operations and Non-U.S. GAAP Adjusted EBITDA,” for further information.

(5)	Restructuring and other charges by segment is as follows:

	Three Months Ended
	March 31,
	2015	2014

Food Care	$6.9	$4.1
Diversey Care	3.2	0.4
Product Care	2.6	1.5
Total reportable segments	12.7	6.0
Other	—	0.1
Total Company restructuring and other charges	$12.7	$6.1

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

COMPONENTS OF CHANGE IN NET SALES BY SEGMENT(1)

(Unaudited)

(In millions)

	Three Months Ended March 31,
	Food Care		Diversey Care		Product Care		Other		Total Company
2014 Net Sales	$904.3		$505.1		$393.8		$24.5		$1,827.7

Volume - Units	18.3	2.0%	(0.9)	(0.2)%	(9.2)	(2.3)%	(2.0)	(8.2)%	6.2	0.3%
Product price/mix (2)	34.6	3.8%	8.5	1.7%	13.5	3.4	1.6	6.6%	58.2	3.2%
Total constant dollar change (Non-U.S. GAAP)(3)	52.9	5.8%	7.6	1.5%	4.3	1.1%	(0.4)	(1.6)%	64.4	3.5%
Foreign currency translation	(77.4)	(8.5)%	(44.8)	(8.9)%	(21.0)	(5.3)	(2.5)	(10.2)%	(145.7)	(7.9)%
Total change (U.S. GAAP)	(24.5)	(2.7)%	(37.2)	(7.4)%	(16.7)	(4.2)%	(2.9)	(11.8)%	(81.3)	(4.4)%

2015 Net Sales	$879.8		$467.9		$377.1		$21.6		$1,746.4

(1)

The supplementary information included in this press release for 2015 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)

Our product price/mix reported above includes the net impact of our pricing actions and rebates as well as the period-to-period change in the mix of products sold. Also included in our reported product price/mix is the net effect of some of our customers purchasing our products in non-U.S. dollar or euro denominated countries at selling prices denominated in U.S. dollars or euros. This primarily arises when we export products from the U.S. and euro-zone countries.

(3)

Changes in these items excluding the impact of foreign currency translation are non-U.S. GAAP financial measures. Since we are a U.S. domiciled company, we translate our foreign-currency-denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

COMPONENTS OF CHANGE IN NET SALES BY REGION(1)

(Unaudited)

(In millions)

	Three Months Ended March 31,
	North America		Europe		Latin America		AMAT(2)		JANZ(3)		Total
2014 Net Sales(1)	$721.1		$586.2		$187.4		$198.8		$134.2		$1,827.7

Volume - Units	2.4	0.3%	2.3	0.4%	(9.0)	(4.8)%	4.9	2.5%	5.6	4.2%	6.2	0.3%
Product price/mix	20.3	2.8%	15.2	2.6%	21.4	11.4%	0.8	0.4%	0.5	0.4%	58.2	3.2%
Total constant dollar change (Non-U.S. GAAP)	22.7	3.1%	17.5	3.0%	12.4	6.6%	5.7	2.9%	6.1	4.6%	64.4	3.5%
Foreign currency translation	(6.5)	(0.9)%	(95.9)	(16.4)%	(22.1)	(11.8)%	(7.5)	(3.8)%	(13.7)	(10.2)%	(145.7)	(7.9)%
Total change (U.S. GAAP)	16.2	2.2%	(78.4)	(13.4)%	(9.7)	(5.2)%	(1.8)	(0.9)%	(7.6)	(5.6)%	(81.3)	(4.4)%

2015 Net Sales	$737.3		$507.8		$177.7		$197.0		$126.6		$1,746.4

(1)

The supplementary information included in this press release for 2015 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)	AMAT consists of Asia, Middle East, Africa and Turkey.
(3)	JANZ consists of Japan, Australia and New Zealand.